Exhibit 99.1

Press Release of the Registrant dated December 10, 2012

Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156

NEWS RELEASE

FOR IMMEDIATE RELEASE	NASDAQ:POPE

December 10, 2012

POPE RESOURCES ANNOUNCES CHANGE IN BOARD COMPOSITION

Pope Resources (Nasdaq:POPE) today announced the election of Maria M. Pope to the Board of Directors of the company’s managing general partner, Pope MGP, Inc. Ms. Pope replaces Peter T. Pope, who is retiring as a Director after 27 years of service dating back to the inception of Pope Resources. “Maria is a proven leader with extensive board experience across a number of industries,” said David L. Nunes, President and CEO of Pope Resources and also a member of the Pope MGP, Inc. Board of Directors. “She knows our company well, and we are delighted to have her join the board.”

Ms. Pope serves as Senior Vice President, Chief Financial Officer and Treasurer of Portland General Electric (NYSE: POR) and served on PGE’s Board of Directors from 2006 to 2008 until her appointment to her current position with the company in 2009. Prior to joining PGE, Ms. Pope was Vice President and Chief Financial Officer of Mentor Graphics Corporation (NASDAQ: MENT), a software company. Prior to joining Mentor Graphics, she served as Vice President and General Manager, Wood Products Division of Pope & Talbot, Inc., a pulp and wood products company. Ms. Pope previously worked for Levi Strauss & Co. and Morgan Stanley & Co., Inc.

Ms. Pope has extensive board experience having served on several U.S. and Canadian corporate boards. She chairs the compensation committee and was the lead director and prior chair of the governance and audit committees of Premera BlueCross, an insurance company. She served on the board of TimberWest Forest Corp., the largest private land owner in Western Canada, where she chaired the audit committee. In 2010, Oregon’s Governor appointed Ms. Pope to the Governing Board of Oregon Health Sciences University. Ms. Pope is also a past chair of the Canadian Council of Forest Industries and the Oregon Symphony. She is a graduate of the Stanford Graduate School of Business and earned her bachelor’s degree from Georgetown University, where she is a member of the Board of Advisors.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 177,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.